Exhibit 99.1

TPB Acquisition Corporation I Announces the Separate Trading of its Class A ordinary shares and Warrants Commencing October 1, 2021

San Francisco, CA / September 28, 2021 TPB Acquisition Corporation I (Nasdaq: TPBAU) (the “Company”) announced that, commencing October 1, 2021, holders of the units (the “Units”) sold in the Company’s initial public offering (the “Offering”) of 18,036,299 Units, including 536,299 Units sold in connection with the underwriter’s partial exercise of the overallotment option, respectively completed on August 13, 2021 and August 17, 2021, may elect to separately trade the Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares), and warrants included in the Units. Those Units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TPBAU,” and the Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “TPBA” and “TPBAW,” respectively. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

The Units were initially offered by the Company in an underwritten offering. Barclays Capital Inc. and Code Advisors LLC acted as the book-running managers for the Offering. A registration statement (File No. 333-253325) relating to the Units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on August 10, 2021. The Offering was made only by means of a prospectus, copies of which may be obtained, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-888-603-5847, or by email at barclaysprospectus@broadridge.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus for the Offering. Copies of these documents can be accessed through the SEC's website at www.sec.gov. No assurance can be given that the net proceeds of the Offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

TPB Acquisition Corporation I

+1-415-854-7074